Exhibit 107.1

Calculation of Filing Fee Tables

S-8
(Form Type)

MSC INDUSTRIAL DIRECT CO., INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.001 per share	Other	304,288 shares	$84.00	$25,560,192.00	0.00013810	$3,529.87
	Total Offering Amounts					$25,560,192.00		$3,529.87
	Total Fee Offsets							—
	Net Fee Due							$3,529.87

	Offering Note

(1)	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates also covers any additional shares of the registrant’s Class A Common Stock that may become issuable under the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan by reason of any stock split, stock dividend or other similar transaction.

(b) The proposed maximum offering price per unit and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Class A Common Stock on January 14, 2026, as reported on the New York Stock Exchange.